UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 OR 15(d) of the Securities Exchange Act of 1934

Date of Report: December 2, 2005

SUNBURST ACQUISITIONS IV, INC.
(Exact name of registrant as specified in its charter)

Colorado	0-23561	84-1431797
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification Number)

609 Granville Street, Suite 880 Vancouver, BC Canada	V7Y 1G5
(Address of principal executive offices)	(Zip Code)

Registrant’s Telephone Number, including area code: (604) 685-5535

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ]  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ]  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ]  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 5.02  Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers

On December 2, 2005, Terry Fields, President and Director, resigned from the Company. His resignation was not the result of any disagreement with the Company.

On December 4, 2005, the Company’s remaining director, Mario Ayub, appointed Robert Knight and Tracy Moore as directors to fill vacancies on the Board of Directors. Also on the same date, the Company’s Board of Directors appointed Robert Knight as President, Tracy Moore as Chief Financial Officer, and Mario Ayub as Chief Operating Officer. Prior to his appointment as Chief Financial Officer, from July 1, 2005 until December 3, 2005, Tracy Moore was the Company’s Chief Operating Officer.

The Company has engaged in transactions with MRT, of which Mario Ayub is President. Otherwise, the Company has not engaged in any transaction in the last two years in which the Officers and Directors listed below had an interest.

The Company does not have an employment agreement with any of the newly appointed officers.

The following table sets forth the names of the officers and directors of the Company after the new appointments. The Company has not had standing audit, nominating or compensation committees of the Board of Directors or committees performing similar functions. All such applicable functions have been performed by the Board of Directors as a whole.

The directors and executive officers currently serving the Company are as follows:

NAME	POSITION

Robert Knight	Director, President

Tracy Moore	Director, CFO

Mario Ayub	Director, COO

Biographical Information

Robert Knight. Mr. Knight has 15 years of experience in corporate finance and has served in various capacities for a number of public companies over that same period of time. Mr. Knight was a Director, President, Secretary and Treasurer of Navitrak International Corp. from July 10, 1998 until September 1, 1998. He was re-appointed as a director of Navitrak International Corp. on August 24, 2001. He was re-appointed as the President, Secretary and Treasurer of Navitrak International on May 10, 2004. From September 1998 until January 12, 2005, Mr. Knight served as the President, Secretary-Treasurer and a Director of Synova Healthcare Group, Inc., a U.S. reporting company formerly known as Advanced Global Industries Ltd. and Centaur BioResearch Corp., which distributes non-invasive medical diagnostic tools mainly for women. Mr. Knight has served as a Director of Invisa, Inc., a reporting company in the United States whose shares trade on the OTC Bulletin Board, from

September 1998 until April 2005. Invisa, Inc. manufactures and distributes safety sensing equipment used mainly for parking gate closure devices. Mr. Knight served as President, Secretary and Treasurer of Invisa, Inc. from 1998 until February 2000. Since July 1998, Mr. Knight has served as a Director of Heartland Oil and Gas Corp., a reporting company in the United States whose shares are quoted on the OTC Bulletin Board. Heartland Oil and Gas Corp. is involved in the exploration and development of coal bed methane gas properties in the United States. Mr. Knight served as President of Heartland Oil and Gas Corp. from July, 1998 until September 2002, as its Chief Financial Officer from September 2002 until November 2004 and as its corporate Secretary from July 1998 until November 2004. Mr. Knight served as Treasurer and Director of Advertain On-Line Inc. from March 2000 until June 2003. Advertain On-Line Inc. is an on-line advertising software development firm. Mr. Knight was awarded an MBA degree from Herriot-Watt University in December 1998.

Tracy A. Moore . Mr. Moore is the President of MCSI Consulting of Vancouver, Canada, a financial consulting firm which specializes in corporate finance matters, strategic planning and business planning services.  Mr. Moore founded MCSI in 1990 and is responsible for overall client contact and relations, project management, planning, and quality control.   As part of his consulting practice he serves on boards of directors and advises boards on corporate finance matters, business planning issues, mergers, acquisitions and divestitures. From January 2003 through February 2004, Mr. Moore served as a director of Buffalo Gold Ltd. (TSX Venture Exchange). From August 2002 to February 2004, he was the chief financial officer of SHEP Technologies Inc. (OTC BB), and was also a director of that company from August 2002 to November 2004. From September 2000 to October 2002, he was a director of Illusion Systems, Inc.(TSX Venture Exchange). Illusion Inc., a California company and a subsidiary of Illusion Systems, Inc., filed for bankruptcy under Chapter 7 in October 2002. Mr. Moore was not a director of Illusion, Inc. From October 2000 to May 2002, he was a director of Avance Venture Capital (TSX Venture Exchange), and from April 1996 until March 1999 and then again from June 2000 until December 2000, he was a director of King Communications International Limited (TSX Venture Exchange). King’s Australian subsidiary went into voluntary administration in July 1999. Mr. Moore was not a director of the subsidiary company. Mr. Moore qualified as a Chartered Accountant in 1979 and between 1976 and 1990, he was employed by three different international accounting firms in restructuring, consulting and audit positions. Mr. Moore received a Bachelor of Commerce in Accounting and Management Information Systems from the University of British Columbia in May 1976 and was admitted as a member of the Institute of Chartered Accountants in British Columbia in 1979.

SUNBURST ACQUISITIONS IV, INC.

By: /s/ Robert Knight
Robert Knight, President and Director

December 8, 2005